UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PLX TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
PAUL J. SOLIT
ERIC B. SINGER
MARTIN COLOMBATTO
STEPHEN DOMENIK

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Potomac Capital Partners II, L.P., together with the other Participants named herein (collectively, “Potomac”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of PLX Technology, Inc.  Potomac has made a definitive filing with the SEC of a proxy statement and an accompanying GOLD proxy card in connection with the Annual Meeting.

On November 13, 2013, Potomac issued the following press release:

POTOMAC CAPITAL BELIEVES CHANGE IS NEEDED AT PLX TECHNOLOGY TO ENSURE MISTAKES OF THE PAST ARE NOT REPEATED

Board Must Be Held Accountable for Significant Losses and Substantial Dilution to Stockholders

Vote the GOLD Proxy Card Today to Elect Potomac Capital’s Three Highly Qualified Director Nominees

NEW YORK, New York, November 13, 2013 /PRNewswire - Potomac Capital Partners II, L.P., a Delaware limited partnership, together with its affiliates, with approximately 10.3% of the outstanding common stock of PLX Technology, Inc., a Delaware corporation (the “Company”), announced today that they have delivered the following open letter to stockholders of the Company:

POTOMAC CAPITAL PARTNERS II, L.P.
825 Third Ave, 33rd Floor
New York, New York 10022

November 13, 2013

VOTE THE GOLD PROXY CARD TO ELECT POTOMAC CAPITAL’S THREE HIGHLY QUALIFIED INDEPENDENT DIRECTORS WHOSE INTERESTS ARE DIRECTLY ALIGNED WITH ALL PLX STOCKHOLDERS

Dear Fellow PLX Stockholders,

Potomac Capital Partners II, L.P., together with its affiliates (“Potomac”), is the largest stockholder of PLX Technology, Inc. (“PLX” or the “Company”), beneficially owning approximately 10.3% of the outstanding shares of common stock of the Company.  We have nominated a slate of three highly qualified directors -- Martin Colombatto, Stephen Domenik and Eric Singer -- for election to the Board of Directors (the “Board”) at the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) because the Board as currently comprised has undertaken ill-advised acquisitions that have resulted in significant losses and substantial dilution to stockholders and proven incapable of returning value to stockholders.   Given this Board’s track record, we do not believe the Board should remain unchanged to oversee future strategies for the Company.

We believe the Board is entrenched, willing to spend significant stockholder capital to pursue a proxy contest against its largest stockholder, despite our efforts to avoid an election contest at the 2013 Annual Meeting.  With an average tenure of over 14 years and de minimus ownership in PLX by the independent directors relative to this long tenure, we believe the Board requires the addition of new independent directors who will have not only significant investment risk at stake but also the right mix of relevant industry, financial and strategic experience to maximize stockholder value for all.  We believe there is significant value to be realized at PLX, but do not believe this value will be realized unless the Company’s current Board is reconstituted.

The Board’s Failed Acquisitions Have Caused Significant Losses and Substantial Dilution to Stockholders

Prior to the announcement of the potential merger with Integrated Device Technology, Inc. (“IDT”), PLX was losing money and, under the auspices of the majority of the current Board, embarked on what we believe to be two ill-advised acquisitions that have destroyed enormous stockholder value and resulted in the substantial dilution of stockholders.  In January 2009, PLX acquired Oxford Semiconductor, Inc. (“Oxford”) by issuing approximately nine (9) million shares or approximately 32% of the Company’s then outstanding common stock, valued then at approximately $16.4 million (which based on a recent closing price, would be worth over $55 million).  In 2012, we believe the bulk of the assets (the UK Design team) were sold for only $2.2 million.  Then in October 2010, PLX acquired Teranetics, Inc. (“Teranetics”).  PLX paid a total consideration of $54 million, comprised of cash, stock (over seven (7) million shares), and assumed debt for this 10 Gigabit Ethernet business with negligible revenues.  Given the significant underperformance of this 10 Gigabit Ethernet business, in 2012, less than 2 years after its original acquisition, the Company sold the business for only $12 million.

If one looks at the quarter immediately preceding the Oxford acquisition, which was the three months ended September 30, 2008, PLX had 28 million shares outstanding, $42 million in net cash, and an accumulated deficit of just $4.7 million.  Just 5 years later, as of the three months ended September 30, 2013, PLX had 45.7 million shares outstanding, $11 million in net cash and an accumulated deficit of $136 million!  Moreover, on a per share basis, PLX’s current profitability would be over 60% higher if not for these two epic disaster acquisitions and equity grants.

In 2012, the Company divested much of its underperforming assets acquired in the Oxford and Teranetics acquisitions and reduced its operating expenses, a strategy advocated by another large stockholder in 2012, who pushed for these changes in public letters and submitted a formal nomination of director candidates for election at the 2012 annual meeting of stockholders.  We believe were it not for the activism of this large investor, the Company would have suffered even greater losses.  Following these divestitures and cost-cutting measures, the Company is now left primarily with a single line of business, which we believe holds great value.  However, given the Board’s abysmal track record in overseeing acquisitions, including the IDT transaction, we have no faith in the current Board to unlock this value through either an exploration of strategic alternatives or overseeing a successful standalone operation.  We believe the Board will be significantly enhanced with the addition of our three Nominees who will bring a fresh perspective to avoid repeating the mistakes of the past.   We believe the risk is too great that this Board will cause more destruction of stockholder capital if it remains unchanged without the addition of new independent directors.

The Current Board Has Been Incapable of Returning Value to Stockholders

Since the Company’s initial public offering (IPO) in April 1999, PLX has generated an accumulated deficit of over $136 million. With no retained earnings, stockholders have effectively funded losses since the IPO.

In addition, in the five year period ending on the trading day immediately preceding our announcement that we nominated directors for election to the Board at the 2013 Annual Meeting, the Company has returned negative twenty percent (-20)% to stockholders, significantly underperforming NASDAQ, the Russell 2000 Index, and the Philadelphia Semiconductor Index which has returned 58%, 57% and 28%, respectively, to investors.  We believe the Company’s current stock price would be performing significantly lower if it were not for the activist investor in the first half of 2012 pushing for change, including the divestitures of Oxford and Teranetics and the reduction in operating expenses, the announcement of the merger with IDT in April 2012, and our activism and purchases of over 10% of PLX stock this year.

The following graph shows the performance of the Company as compared to NASDAQ, the Russell 2000 Index, and the Philadelphia Semiconductor Index over the 5 year period ending on the trading day immediately preceding the date we publicly announced our nomination of the Nominees.

The Company’s shares have also severely underperformed the Russell 2000 Index and the Philadelphia Semiconductor Index for the past five fiscal years.

Cumulative Total Return

	12/07	12/08	12/09	12/10	12/11	12/12
PLX Technology, Inc.	100.00	18.49	34.73	38.82	30.86	39.03
Russell 2000	100.00	66.21	84.20	106.82	102.36	119.09
Philadelphia Semiconductor	100.00	64.12	101.17	115.04	116.92	139.17

The Board Has No Investment Risk at Stake – Potomac Has Over $29 Million at Stake

Ask yourself, whose interests are most aligned with yours – independent directors who own less than 1.0% of PLX stock or Potomac who has invested significantly in PLX, with holdings currently valued at over $29 million?   Based upon our review of the Company’s public filings, only two (2) of the Board’s six (6) independent directors own any PLX common stock and of these two directors, they own, in the aggregate, less than one percent (1%) of the outstanding shares of the Company. What is worse is that of the two independent directors that own any stock, one director (Michael Salameh) has cashed in much more of his stock than his current ownership position. Accordingly, there is no significant independent stockholder representation on the Board.

We believe the stockholders, as the true owners of the Company, need to have a strong voice at the Board level. Such a voice promotes greater accountability and creates an environment that forces other directors to consider new and innovative ways to positively impact stockholder value. If the Nominees are elected, members of your Board would have significant investment in the Company, which we believe would promote significantly greater accountability to all stockholders.

Our Nominees Have the Relevant Skills to Maximize Stockholder Value

Despite our efforts to avoid an expensive and protracted proxy contest, the Board has determined to proceed with a costly and time-consuming proxy contest, estimating to spend $800,000 of stockholder capital for their own preservation.  With a history of failed acquisitions, substantial dilution to stockholders, and poor total stockholder return, we believe meaningful change must be made to the Board.  Accordingly, we have nominated three (3) highly-qualified, independent directors who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.

Martin Colombatto
➢ 30+ years of experience in the semiconductor and electronics industry
➢ Significant industry contacts and expertise in networking, engineering, product development, sales and marketing, general management, and mergers and acquisitions

Stephen Domenik	➢ 30+ years of business and financial experience ➢ Significant public company Board experience with semiconductor companies, including NASDAQ: PXLW, MOSY, and NETL
Eric Singer
➢ 18+ years of significant investment experience
➢ Proven track record of restoring accountability to stockholders and effective oversight of management through significant prior public company Board experience, including as Chairman of NASDAQ:SIGM

We are soliciting proxies to elect not only our three (3) Nominees, but also the candidates who have been nominated by the Company other than D. James Guzy, Thomas Riordan and Robert H. Smith.  We believe Mr. Guzy, age 77, having served as Chairman for the past 27 years, Mr. Riordan, age 57, having served as a director for the past 12 years, and Mr. Smith, age 76, having served as a director for the past 14 years, should be replaced given their long tenure on the Board.

By voting the GOLD proxy card you will be supporting new, independent directors who are dedicated to evaluating all opportunities to maximize stockholder value.  They can, and will, appropriately represent stockholders best interests.

VOTE FOR CHANGE AT PLX -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Okapi Partners LLC, whose contact information is below.  Thank you in advance for your support.

Sincerely,

Potomac Capital Partners II, L.P.

By: Potomac Capital Management II, L.L.C. General Partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Co-Managing Member

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, NY 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com